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                                                                    Exhibit 99.1

                  Copyright 2000 PR Newswire Association, Inc.
                                   PR Newswire

                           February 17, 2000, Thursday

SECTION: fFINANCIAL NEWS

DISTRIBUTION: TO BUSINESS EDITOR

LENGTH: 391 words

HEADLINE: Court Approves Purina Mills, Inc. Disclosure Statement, Solicitation to Begin

DATELINE. ST LOUIS, Feb. 17

BODY:

Purina Mills, Inc. reported that late yesterday IT received approval from the Bankruptcy Court of its Disclosure Statement for its Plan of Reorganization.

    The approval of the Disclosure Statement allows Purina Mills to commence the solicitation of votes for approval of its Plan of Reorganization. The Disclosure Statement and ballots to vote on the Plan are expected to be mailed in late February 2000. The hearing to consider confirmation of the Plan is scheduled for April 5, 2000
    "We are pleased to be soliciting acceptance of our Plan so early in 2000," said Brad Kerbs, President and CEO of Purina Mills. "Management has worked very hard to stay on a fast-track and successfully go through the reorganization process to become a fully-independent company.
    "We have worked closely with the creditors committee and our bank group on the structure of the Plan and believe that once accepted, the new Purina Mills can emerge a stronger business with a de-leveraged balance sheet and the ability to compete successfully in the current marketplace," added Mr Kerbs.
    Purina Mills filed its Chapter 11 case on October 28, 1999 in the United States Bankruptcy Court for the District of Delaware in Wilmington.
    Purina Mills is Americas largest producer and marketer of animal nutrition products Based in St Louis, Missouri, the Company has 49 plants and 2500 employees nationwide Purina Mills is not affiliated with Ralston Purina Company, which is the registered owner of the trademarks "Purina," the checkerboard logo and Purina Dog Chow brand and Purina Cat Chow brand pet foods.

    Certain statements contained in this press release, including but not limited to information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company's management and the Company's assumptions regarding such performance and plans, are forward-looking in nature Additional information concerning important factors that could cause actual results to differ from the forward-looking information contained in this release is included in the Company's publicly filed quarterly and annual reports

   SOURCE Purina Mills, Inc

   CONTACT: Max Fisher, 314-768-4405, for Purina Mills, Inc.

   URL: http://www pmewswire.corn

LANGUAGE: ENGLISH

LOAD-DATE: February 18, 2000